Exhibit 99.2

INVESTOR Q&A

Introductory statement

As a distributor of opioids – albeit a very small one – Henry Schein has been named in litigation that has resulted from the crisis. What follows is information about our opioid sales, which represent a negligible part of Henry Schein’s business.

Henry Schein has been and remains committed to doing business ethically and responsibly, and this commitment guides our sales of opioids.

Q1.	What portion of Henry Schein’s total sales are related to opioids?

Of Henry Schein’s 2018 revenue of $9.4 billion from continuing operations, sales of opioids represented less than one-tenth of 1 percent. Opioids represent a negligible part of our business.

Q2.	How much of Henry Schein’s opioid sales are administered in a medical setting, e.g. injectable medication administered in a dentist’s office or an ambulatory care setting?

The vast majority of opioids we sold in 2018 were as injectable medicine, which is administered by dentists and physicians in their offices. None of the Company’s opioid sales are made directly to patients.

Q3.	What is Henry Schein’s share of the opioid market in the United States?

According to the ARCOS data of the U.S. Drug Enforcement Agency, as published on the website of the Washington Post, Henry Schein’s share of the market among drug distributors for the sale of hydrocodone and oxycodone rounds to zero percent for the years 2006 through 2012.

Q4.	How does Henry Schein determine whether an order is suspicious?

We cannot get into the details, but if our systems detect an order as potentially suspicious, we flag it and then we investigate it. If, after investigation, we remain concerned, we identify the order as suspicious.

Q5.	Do you alert the DEA to suspicious orders? And if so, how often?

Yes, but we are not at liberty to discuss the details.

Q6.	Have you dropped customers because of suspicious orders?

Yes, but we cannot disclose any details.

Q7.	Do you report controlled substances (Level 2 and Level 3), which include opioid sales, to the DEA and any states that require similar reporting?

Yes, we report sales to the appropriate state authorities and to the DEA.

Q8.	What is Henry Schein’s response to being named as a defendant in opioid litigation?

We intend to defend ourselves vigorously against these actions.

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